CONSOLIDATED FINANCIAL STATEMENTS

FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND
NINE MONTHS ENDED JUNE 30, 2016

Independent auditors’ report

To the Shareholders of
Tintina Resources Inc.

We have audited the accompanying consolidated financial statements of Tintina Resources Inc., which comprise the consolidated statements of financial position as at June 30, 2017 and 2016, and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the twelve months ended June 30, 2017 and nine months ended June 30, 2016, and a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Tintina Resources Inc. as at June 30, 2017 and 2016, and its financial performance and its cash flows for the twelve months ended June 30, 2017 and nine months ended June 30, 2016 in accordance with International Financial Reporting Standards.

2

Emphasis of matter

Without qualifying our opinion, we draw attention to note 1 of the consolidated financial statements, which indicates that Tintina Resources Inc. incurred a net loss during the twelve months ended June 30, 2017 of $6,451,749, and that

Tintina Resources Inc.’s present working capital is insufficient to fund planned expenditures for at least the next twelve months.

Vancouver, Canada August 29, 2017

TINTINA RESOURCES INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS AT JUNE 30, 2017 AND 2016
(Expressed in Canadian Dollars)

	June 30,	June 30,
	2017	2016

ASSETS
Current
Cash and cash equivalents	$1,737,148	$2,790,829
Amounts receivable	29,662	63,187
Prepaid expenses and other assets	94,985	113,643
	1,861,795	2,967,659
Non-current
Property, plant and equipment (Note 6)	7,432	11,355
Resource properties (Note 7)	4,175,210	3,414,981
Deferred income tax asset (Note 12)	-	41,741
	4,182,642	3,468,077
Total assets	$6,044,437	$6,435,736

LIABILITIES
Current
Accounts payable and accrued liabilities (Note 8)	$456,328	$621,378
Current income tax payable (Note 12)	-	41,741
	456,328	663,119
SHAREHOLDERS’ EQUITY
Share capital (Note 9)	74,388,022	68,439,819
Warrants reserve (Note 9)	5,597,400	5,600,000
Share-based payment reserve (Note 10)	8,065,453	7,933,441
Foreign currency reserve	314,326	124,700
Accumulated deficit	(82,777,092)	(76,325,343)
	5,588,109	5,772,617
Total equity and liabilities	$6,044,437	$6,435,736

NATURE OF OPERATIONS AND GOING CONCERN (Note 1)
COMMITMENTS (Note 14)
SUBSEQUENT EVENT (Note 17)

Approved by the Board on August 29, 2017

“John Shanahan”	“Eric Vincent”
Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

TINTINA RESOURCES INC.
CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

	Twelve months	Nine months
	ended	ended
	June 30, 2017	June 30, 2016

EXPENSES
Advertising, promotion and investor relations	$67,000	$83,863
Director and management fees	55,506	378,075
Depreciation (Note 6)	3,444	3,779
Salary and wages	419,859	226,788
Exploration and evaluation costs (Note 7)	5,183,144	3,665,408
Foreign exchange loss (gain)	188,323	(39,333)
Office, administration and miscellaneous	157,624	165,573
Professional fees (Note 11)	252,417	164,470
Share-based payments (Notes 10,11)	132,012	64,532

Loss from operations	(6,459,329)	(4,713,155)

OTHER ITEMS
Interest income	6,001	8,259
Loss on disposal of assets	(1,021)	-
Loss before income tax	(6,454,349)	(4,704,896)

Income tax recovery (Note 12)	2,600	-
Net loss for the year	(6,451,749)	(4,704,896)

Other comprehensive income
Foreign currency reserve	189,626	(256,881)
Net other comprehensive income (loss)	189,626	(256,881)

TOTAL COMPREHENSIVE LOSS FOR THE YEAR	$(6,262,123)	$(4,961,777)

BASIC AND DILUTED LOSS PER SHARE	$(0.02)	$(0.02)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	293,086,173	222,492,510

The accompanying notes are an integral part of these consolidated financial statements.

TINTINA RESOURCES INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

	Common Shares
				Share-based	Foreign
			Warrants	Payment	Currency	Accumulated
	Number of	Amount	Reserve	Reserve	Reserve	Deficit	Total
	Shares	$	$	$	$	$	$

Balance at October 1, 2015	222,492,510	68,439,819	5,600,000	7,868,909	381,581	(71,620,447)	10,669,862
Loss for the nine months	-	-	-	-	-	(4,704,896)	(4,704,896)
Other comprehensive loss	-	-	-	-	(256,881)	-	(256,881)
Share-based payments	-	-	-	64,532	-	-	64,532
Balance at June 30, 2016	222,492,510	68,439,819	5,600,000	7,933,441	124,700	(76,325,343)	5,772,617

Balance at July 1, 2016	222,492,510	68,439,819	5,600,000	7,933,441	124,700	(76,325,343)	5,772,617
Loss for the twelve months	-	-	-	-	-	(6,451,749)	(6,451,749)
Other comprehensive income	-	-	-	-	189,626	-	189,626
Units issued on private placement, net	101,045,832	5,948,203	-	-	-	-	5,948,203
Tax charge on expiry of warrants	-	-	(2,600)	-	-	-	(2,600)
Share-based payments	-	-	-	132,012	-	-	132,012
Balance at June 30, 2017	323,538,342	74,388,022	5,597,400	8,065,453	314,326	(82,777,092)	5,588,109

The accompanying notes are an integral part of these consolidated financial statements.

TINTINA RESOURCES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

	Twelve months	Nine months
	ended	ended
	June 30, 2017	June 30, 2016

CASH PROVIDED BY (USED IN):
OPERATING ACTIVITIES
Loss for the year	$(6,451,749)	$(4,704,896)

Items not involving cash
Deferred income tax recovery	(2,600)	-
Depreciation	3,444	3,779
Loss on disposal of fixed assets	1,021	-
Share-based payments	132,012	64,532
	(6,317,872)	(4,636,585)
Working capital adjustments:
Amounts receivable	27,524	(23,229)
Prepaid expenses and other assets	18,658	22,375
Accounts payable and accrued liabilities	(165,050)	(509,466)

Interest received	6,001	8,259
Cash used in operating activities	(6,430,739)	(5,138,646)

INVESTING ACTIVITIES
Proceeds from sale of computer equipment	1,950	-
Purchase of equipment	(2,492)	(1,651)
Acquisition of resource properties	(760,229)	(627,788)
Cash used in investing activities	(760,771)	(629,439)

FINANCING ACTIVITY
Proceeds from private placement, net	5,948,203	-
Cash provided by financing activity	5,948,203	-

NET DECREASE IN CASH AND CASH EQUIVALENTS DURING THE YEAR	(1,243,307)	(5,768,085)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	189,626	(162,352)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	2,790,829	8,721,266
CASH AND CASH EQUIVALENTS, END OF YEAR	$1,737,148	$2,790,829

The accompanying notes are an integral part of these consolidated financial statements.

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

1.	NATURE OF OPERATIONS AND GOING CONCERN

Tintina Resources Inc. (the “Company”) (TSX.V TAU.V) was incorporated on July 30, 1998 under the laws of British Columbia and is a mining exploration and development company. The address of the Company’s corporate office is 10th Floor, 595 Howe Street, Vancouver, British Columbia, V6C 2T5, Canada. The address of the Company’s head office is 17 E. Main Street, White Sulphur Springs, MT 59645, USA.

The Company is in the process of evaluating and permitting its resource property and has not yet determined whether these properties contain ore reserves that are economically recoverable. The recoverability of amounts shown for resource properties and related exploration and evaluation costs is dependent upon the discovery of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete the development and upon future profitable production or proceeds from the disposition thereof.

During the twelve months ended June 30, 2017, the Company incurred a net loss of $6,451,749 (Nine months ended June 30, 2016: $4,704,896), the Company’s cash and cash equivalents was $1,737,148 (June 30, 2016: $2,790,829) and working capital was $1,405,467 (June 30, 2016: $2,304,540). The Company is currently completing approvals processes for the development of the Black Butte Copper Project and as a result is yet to achieve profitability and experiences operating losses and significant negative cash flow. The Company has concluded that the working capital as held at June 30, 2017 is insufficient to fund planned expenditures for at least the next twelve months. Unless additional funds are raised, the Company will have insufficient funds to realize its assets and discharge its liabilities in the normal course of business.

The conditions described above indicate the existence of material uncertainty that may cast significant doubt on the Company’s ability to continue as a going concern. The Company plans to address this uncertainty by raising additional funds in the capital markets in fiscal year 2018. Many factors influence the Company’s ability to raise funds, and there is no assurance that the Company will be successful in obtaining the required financing for these or other purposes, including for general working capital. These financial statements do not contain any adjustments to the amounts that may be required should the Company be unable to continue as a going concern. Such adjustments could be material.

2.	SIGNIFICANT ACCOUNTING POLICIES

a)	Statement of compliance

These consolidated financial statements have been prepared in compliance with International Financial Reporting Standards (“IFRS”). For these purposes, IFRS comprise the standards issued by the International Accounting Standards Board (“IASB”) and Interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”). The Company has consistently applied the same accounting policies throughout all periods presented.

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

b)	Change in fiscal year end

The Company changed its fiscal year end from September 30 to June 30, effective June 30, 2016 in order to coincide the Company’s annual reporting as a public company with its majority corporate shareholder. As a result, the current consolidated financial statements are prepared for twelve months from July 1, 2016 to June 30, 2017, and the comparative figures stated in the consolidated statements of loss and comprehensive loss, change in equity, cash flows and the related notes are compared to the consolidated financial statements are prepared for the nine months ending June 30, 2016. The consolidated statements of financial position are as at June 30, 2017 and 2016. As such, these amounts may not be entirely comparable.

The significant accounting policies used in the preparation of these consolidated financial statements are described below.

c)	Basis of preparation

These consolidated financial statements have been prepared under the historical cost basis, with the exception of financial instruments which are measured at fair value, as explained in the accounting policies set out below. The comparative figures presented in these consolidated financial statements are in accordance with IFRS.

d)	Basis of consolidation

Subsidiaries

These consolidated financial statements include the accounts of the Company and its wholly owned US subsidiaries. All intercompany balances and transactions have been eliminated on consolidation. The Company consolidates subsidiaries where it has the ability to exercise control.

Control of an investee is defined to exist when the investor is exposed, or has rights to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Particularly, the Company controls investees, if and only if, the Company has all of the following: power over the investee; exposure, or rights to variable returns from its involvement with the investee; and the ability to use its power over the investee to affect its returns.

The consolidated financial statements of the Company include the following subsidiaries:

	Place of	Percentage ownership
Name of subsidiary	incorporation
Tintina Montana Inc. (“TMI”)	USA	100%
Tintina Alaska Mining Inc. (“TAMI”)	USA	100%
Tintina American Inc. (“TAI”)	USA	100%

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

e)	Cash and cash equivalents

Cash and cash equivalents in the consolidated statement of financial position comprise of cash at banks and on hand, and short term deposits with an original maturity of three months or less, which are readily convertible into a known amount of cash. The Company’s cash and cash equivalents are invested with major financial institutions in business accounts, bankers’ acceptances and in government treasury bills which are available on demand by the Company for its programs, and are not invested in any asset backed deposits/investments.

f)	Resource properties and exploration and evaluation costs

Resource properties consist of payments to acquire property rights and leases, including ongoing annual lease payments and water rights payments. Property acquisition costs are capitalized. Exploration and evaluation costs are expensed to the statement of comprehensive loss in the periods incurred until such time as it has been determined that a property has economically recoverable reserves, in which case subsequent costs are capitalized into development assets.

Development costs incurred on a mineral property are deferred once management has determined, based on a feasibility study, that, a property is capable of economical commercial production as a result of having established proven and probable reserves. Development costs are carried at cost less accumulated depletion and accumulated impairment charges. Exploration and evaluation costs incurred prior to determining that a property has economically recoverable resources are expensed as incurred.

Resource properties are assessed for impairment when facts and circumstances suggest that the carrying amount exceeds the recoverable amount.

The Company reviews the carrying values of development costs regularly with a view to assessing whether there has been any impairment in value, or whenever events or changes in circumstances that indicate the carrying value may not be recoverable. In the event the estimated discounted cash flows expected from its use or eventual disposition is determined to be insufficient to recover the carrying value of the property, the carrying value is written down to the estimated recoverable amount.

Once a mine has achieved commercial production, mineral properties and development costs are depleted on a units-of-production basis over the life of the mine.

g)	Property, plant, and equipment

Property, plant, and equipment (“PPE”) is stated at cost less accumulated depreciation and accumulated impairment losses.

Depreciation is recorded over the estimated useful lives of the assets on the declining balance basis at the following annual rates:

Computer equipment	40%
Computer software	40%

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

g)	Property, plant, and equipment (continued)

An item of PPE is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in profit or loss.

Where an item of PPE comprises major components with different useful lives, the components are accounted for as separate items of PPE. Expenditures incurred to replace a component of an item of PPE that is accounted for separately, including major inspection and overhaul expenditures are capitalized. The assets’ residual values, useful lives, and methods of depreciation are reviewed at each financial year end, and adjusted prospectively, if appropriate.

h)	Foreign currency translation

The Company’s consolidated financial statements are presented in Canadian dollars, which is also the Company’s functional currency. Each subsidiary determines its own functional currency and items included in the financial statements of each subsidiary are measured using that functional currency.

i)	Transactions and balances

Transactions in foreign currencies are initially recorded by the Company and subsidiaries at their respective functional currency spot rates at the date the transaction first qualifies for recognition.

Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange at the reporting date. All differences arising on settlement or translation of monetary items are taken to the statement of loss except for monetary items that are designated as part of the company’s net investment of a foreign operation. These are recognized in other comprehensive income until the net investment is disposed, at which time the accumulated amount is reclassified to the statement of loss.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on retranslation of non-monetary items is treated in line with the recognition of gain or loss on change in fair value of the item (i.e. translation differences on items whose fair value gain or loss is recognised in other comprehensive income or profit or loss is also recognised in the statement of comprehensive income or loss, respectively).

ii)	The Company and subsidiaries

On consolidation the assets and liabilities of foreign operations are translated into Canadian dollars at the rate of exchange prevailing at the reporting date and their statement of comprehensive loss are translated at exchange rates prevailing at the dates of the transactions. The exchange differences arising on translation for consolidation are recognised in other comprehensive income. On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is recognised in the statement of loss.

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

i)	Decommissioning, restoration and similar liabilities (“Asset retirement obligation”)

The Company recognizes liabilities for statutory, contractual, constructive or legal obligations, including those associated with the reclamation of exploration and evaluation assets and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for rehabilitation obligation is recognized at its fair value in the period in which it is incurred if a reasonable estimate of cost can be made.

The Company records the present value of estimated future cash flows associated with reclamation as a liability when the liability is incurred and increases the carrying value of the related assets for that amount. The associated restoration costs are amortized over the expected useful life of the assets. At the end of each period, the liability is increased to reflect the passage of time (accretion expense) and changes in the estimated future cash flows underlying any initial estimates (additional rehabilitation costs).

The Company recognizes its environmental liability on a site-by-site basis when it can be reliably estimated. Environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible are charged to profit or loss.

There was no asset retirement obligation recorded at June 30, 2017 and 2016.

Other provisions

Provisions are recognized for liabilities of uncertain timing or amounts that have arisen as a result of past transactions, including legal or constructive obligations. The provision is measured at the best estimate of the expenditure required to settle the obligation at the reporting date.

The Company had no other provisions as at June 30, 2017 and 2016.

j)	Share-based payments

Employees receive remuneration in the form of share-based payment transactions, whereby employees render services as consideration for equity instruments (equity-settled transactions).

The cost of equity-settled transactions is recognized, together with a corresponding increase in the share-based payment reserves in equity, over the period in which the performance and/or service conditions are fulfilled. The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Company’s best estimate of the number of equity instruments that will ultimately vest. The expense or credit in statement of comprehensive loss for a period represents the movement in cumulative expense recognized as at the beginning and end of that period and is recognized in the employee benefits expense.

No expense is recognized for awards that do not ultimately vest, except for equity-settled transactions, for which vesting is conditional upon a market or non-vesting condition. These are treated as vesting irrespective of whether or not the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.

When the terms of an equity-settled transaction award are modified, the minimum expense recognized is the expense as if the terms had not been modified, if the original terms of the award are met. An additional expense is recognized for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee as measured at the date of modification.

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

j)	Share-based payments (continued)

When an equity-settled award is cancelled, it is treated as if it vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph.

Warrants are classified as equity instrument because the warrants include no contractual obligation and a fixed amount of cash is exchanged for a fixed amount of equity. Warrants issued as part of a financial instrument are valued using the residual method whereby the excess of the fair value of the shares at the date of issue is allocated to the warrants. Warrants classified as equity instruments are not subsequently re-measured.

k)	Loss per share

The Company presents basic and diluted loss per share data for its common shares, calculated by dividing the loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the year. Diluted loss per share does not adjust the loss attributable to common shareholders or the weighted average number of common shares outstanding when the effect is anti]dilutive.

l)	Income taxes

i)	Current income tax

Current tax is the expected tax payable or receivable on the local taxable income or loss for the year, using local tax rates enacted or substantively enacted at the statement of financial position date, and includes any adjustments to tax payable or receivable in respect of previous years.

ii)	Deferred tax

Deferred income taxes are recorded using the liability method whereby deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the statement of financial position date. Deferred tax is not recognized for temporary differences which arise on the initial recognition of goodwill, or assets or liabilities in a transaction that is not a business combination and that affects neither accounting, nor taxable profit or loss.

Deferred tax is not recognised for all temporary differences associated with investments in subsidiaries, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

l)	Income taxes (continued)

ii)	Deferred tax (continued)

Unrecognised deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax relating to items recognised outside profit or loss is recognised outside profit or loss. Deferred tax items are recognised in correlation to the underlying transaction either in other comprehensive income or directly in equity.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

m)	Financial assets

All financial assets are initially recorded at fair value and designated upon inception into one of the following four categories: held to maturity, available for sale, loans and receivables or at fair value through profit or loss (“FVTPL”).

Financial assets classified as FVTPL are measured at fair value with unrealized gains and losses recognized through earnings. The Company’s cash and cash equivalents are classified as FVTPL.

Financial assets classified as loans and receivables and held to maturity assets are measured at amortized cost. The Company’s amounts receivable are classified as loans and receivables.

Financial assets classified as available for sale are measured at fair value with unrealized gains and losses recognized in other comprehensive income and loss except for losses in value that are considered other than temporary which are recognized in earnings. At June 30, 2017 and 2016, the Company has not classified any financial assets as available for sale.

Transactions costs associated with FVTPL financial assets are expensed as incurred, while transaction costs associated with all other financial assets are included in the initial carrying amount of the asset.

n)	Financial liabilities

All financial liabilities are initially recorded at fair value and designated upon inception as FVTPL or other financial liabilities.

Financial liabilities classified as other financial liabilities are initially recognized at fair value less directly attributable transaction costs. After initial recognition, other financial liabilities are subsequently measured at amortized cost using the effective interest rate method. The effective interest rate method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period. The Company’s accounts payable and accrued liabilities are classified as other financial liabilities.

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

n)	Financial liabilities (continued)

Financial liabilities classified as FVTPL include financial liabilities held for trading and financial liabilities designated upon initial recognition as FVTPL. Derivatives, including separated embedded derivatives are also classified as held for trading and recognized at fair value with changes in fair value recognized in earnings unless they are designated as effective hedging instruments. Fair value changes on financial liabilities classified as FVTPL are recognized in earnings. At June 30, 2017 and 2016, the Company has not classified any financial liabilities as FVTPL.

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires.

o)	Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at inception date, whether fulfilment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset, even if that right is not explicitly specified in an arrangement.

Operating lease payments are recognized as an operating expense in the statement of comprehensive loss on a straight-line basis over the lease term.

3.	SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of these consolidated financial statements involve the use of judgments and estimates and form assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. These judgements and estimates are based on management’s best knowledge of the relevant facts and circumstances at the time, having regard to prior experience, and are continually reviewed and evaluated.

Estimates are inherently uncertain and actual results may differ from the amounts included in the financial statements. Revisions to the estimates and assumptions are recognized in the period in which the estimates are revised and in future periods affected are addressed below:

Impairment

Resource exploration involves a high degree of risk and there is no certainty that the expenditures made by the Company in the exploration of its property interests will result in discoveries of commercially viable quantities of minerals. Significant expenditures are required to locate and estimate ore reserves, and further the development of a property to a commercial production stage.

Resource properties are assessed for impairment when facts and circumstances suggest that the carrying amount exceeds the recoverable amount. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. The recoverable amount is measured at fair value less costs to sell. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties.

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

3.	SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGMENTS (continued)

In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in profit or loss for the period. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs.

Where an impairment subsequently reverses, the carrying amount of the asset (or cash generating unit) is increased to the revised estimate and its recoverable amount, but to an amount that does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Share-based payment transactions

The Company measures the cost of equity-settled transactions with employees to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires the determination of the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and making assumptions about them. The assumptions and models used for estimating fair value for share-based payments transactions are disclosed in Note 10.

4.	NEW AND AMENDED ACCOUNTING STANDARDS

The Company has adopted the following changes to the IFRS and IFRIC, effective July 1, 2016:

IAS 1 – Presentation of Financial Statements

In December 2014, amendments to IAS 1 were issued to address perceived impediments to preparers exercising their judgement in presenting their financial statements. The amendments clarify the definition of materiality, the presentation of items on the statement of financial position and statement of profit or loss and other comprehensive income, and ordering of notes in the financial statements. The adoption of this standard did not have a material impact on the consolidated financial statements.

IFRS 10 – Consolidated Financial Statements

In September 2014, amendments to IFRS 10 were issued to provide guidance on recognising gains and losses from the loss in control of a subsidiary in the parent’s profit or loss. In December 2014, further amendments to IFRS 10 were issued to address issues that have arisen in the context of applying the consolidation exception for investment entities. The adoption of this standard did not have a material impact on the consolidated financial statements.

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

4.	NEW AND AMENDED ACCOUNTING STANDARDS (continued)

IFRS 11 – Joint Arrangements

In May 2014, an amendment to IFRS 11 was issued addressing guidance on how to account for the acquisition of an interest in a joint operation that constitutes a business. The amendment now specifies the appropriate accounting treatment for such acquisitions and requires applying the principles in IFRS 3 – Business Combinations, when acquiring an interest in a joint operation that constitutes a business.

The adoption of this standard did not have a material impact on the consolidated financial statement.

5.	ACCOUNTING STANDARDS ISSUED BUT NOT YET EFFECTIVE

Standards issued, but not yet effective, up to the date of issuance of the Company’s financial statements are listed below. This listing of standards and interpretations issued are those that the Company reasonably expects to have an impact on disclosures, financial position or performance when applied at a future date. The Company intends to adopt these standards when they become effective.

New accounting standards effective for annual periods on or after July 1, 2017:

IAS 7 – Statement of Cash Flows

In January 2016, amendments to IAS 7 were issued to clarify that entities shall provide disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities.

IAS 12 – Income Taxes

In January 2016, amendments to IAS 12 were issued to clarify the recognition of deferred tax assets for unrealized losses. The amendments address aspects related to the deductible temporary differences, future taxable profits, and deferred tax asset.

New accounting standards effective for annual periods on or after July 1, 2018:

IFRS 9 – Financial Instruments

In November 2009, as part of the IASB project to replace IAS 39 Financial Instruments: Recognition and Measurement, the IASB issued the first phase of IFRS 9 Financial Instruments, that introduces new requirements for the classification and measurement of financial assets. The standard was revised in October 2010 to include requirements regarding classification and measurement of financial liabilities. In November 2013, new general hedging requirements were added to the standard. In July 2014, the final version of IFRS 9 was issued and adds a new expected loss impairment model and amends the classification and measurement model for financial assets by adding a new fair value through other comprehensive income category for certain debt instruments and additional guidance on how to apply the business model and contractual cash flow characteristics.

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

5.	ACCOUNTING STANDARDS ISSUED BUT NOT YET EFFECTIVE (continued)

IFRS 15 – Revenue from Contracts with Customers

In May 2014, IFRS 15 was issued and replaces IAS 11 – Construction Contracts, IAS 18 – Revenue, IFRIC 13 – Customer Loyalty Programmes, IFRIC 15 – Agreements for the Construction of Real Estate, IFRIC 18 – Transfers of Assets from Customers and SIC-31 – Revenue – Barter Transactions Involving Advertising Services. IFRS 15 establishes a single five –step model framework for determining the nature, amount, timing and uncertainty of revenue and cash flows arising from a contract with a customer.

New accounting standard effective for annual periods on or after July 1, 2019:

IFRS 16 – Leases

The new standard will replace IAS 17 Leases and eliminates the classification of leases as either operating or finance leases by the lessee. The standard provides a single lessee accounting model, requiring lessees to recognize assets and liabilities for all leases unless the lease term is 12 months or less or the underlying asset has a low value. Classification of leases by the lessor under IFRS 16 continues as either an operating or a finance lease, as was the treatment under IAS 17 Leases.

The Company is currently still assessing the impact of the new standards. Therefore, the extent of the impact of adoption of these standards and interpretations on the financial statements of the Company has not been determined.

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

6.	PROPERTY, PLANT AND EQUIPMENT

	Computer	Computer
Cost	Equipment	Software	Total
As at October 1, 2015	$41,623	$72,349	$113,972
Additions	1,651	-	1,651

As at June 30, 2016	$43,274	$72,349	$115,623
Additions	2,492	-	2,492
Disposals	(8,047)	-	(8,047)

As at June 30, 2017	$37,719	$72,349	$110,068

Accumulated	Computer	Computer
Depreciation	Equipment	Software	Total
As at October 1, 2015	$33,824	$66,665	$100,489
Depreciation	2,284	1,495	3,779

As at June 30, 2016	$36,108	$68,160	$104,268
Depreciation	2,044	1,400	3,444
Disposals	(5,076)	-	(5,076)

As at June 30, 2017	$33,076	$69,560	$102,636

	Computer	Computer
Net book value	Equipment	Software	Total
As at June 30, 2016	$7,166	$4,189	$11,355
As at June 30, 2017	$4,643	$2,789	$7,432

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

7.	RESOURCE PROPERTIES

Expenditures as at June 30, 2017 and 2016:

	July 1,	Acquisition	Currency	June 30,
Resource properties	2016	costs for the year	translation	2017
Black Butte Copper	$3,414,981	$746,603	$13,626	$4,175,210
Total	$3,414,981	$746,603	$13,626	$4,175,210

	October 1,	Acquisition	Currency	June 30,
Resource properties	2015	costs for the year	translation	2016
Black Butte Copper	$2,881,723	$627,788	$(94,530)	$3,414,981
Total	$2,881,723	$627,788	$(94,530)	$3,414,981

	Exploration and	Exploration and
	evaluation costs for	evaluation costs for
	twelve months ended	nine months ended
Black Butte Copper	June 30, 2017	June 30, 2016
Exploration and Project Support Costs	$3,268,057	$1,798,459
Engineering & Environment Costs	1,790,237	1,570,697
Minning Study Costs	124,850	296,252
Total	$5,183,144	$3,665,408

Black Butte Copper

i)	Black Butte Copper 2010 Leases

On May 2, 2010, the Company, through its wholly-owned subsidiary, TMI, entered into mining lease agreements and a surface use agreement (collectively, the “Black Butte Agreements”) with the owners of the Black Butte copper-cobalt-silver property in central Montana, United States. This portion of the Black Butte property consists of approximately 7,684 acres of fee-simple lands and 4,541 acres in 239 Federal unpatented lode mining claims in central Montana.

The Black Butte Agreements provide the Company, through TMI, with exclusive use and occupancy of any part of the property that is necessary for exploration and mining activities for an initial term of 30 years, which can be extended by the Company for additional periods of 10 years by giving prior notice within the time specified in the agreements. The Black Butte Agreements also provide for surface lease payments and advance minimum royalty payments to be paid to the lessors, in total of US$12,200,000 in cash (schedule Payments 1), and a Net Smelter Returns (“NSR”) royalty of 5% after commencement of commercial production, if any. At any time after completion of a feasibility study, the Company has the right to buydown the maximum 5% NSR to 2% by making payments to the lessors in total of US$10,000,000.

On December 19, 2014, the Company, through TMI, entered into a mining lease agreement with one of the lessors of the Black Butte Copper property to supplant in part and continue in part the Black Butte Agreements. An annual surface rent payment of US$10,000 in cash is payable to the lessor on or before May 2, 2015 to May 2, 2040 (schedule Payments 1).

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

7.	RESOURCE PROPERTIES (continued)

i)	Black Butte Copper 2010 Leases (continued)

The following is an updated schedule of payments, translated to Canadian dollars, as at June 30, 2017:

Payments 1

$2,696,293	Total paid from May 2, 2010 to May 2, 2017
13,120,848	$546,702 annually on May 2 from 2018 to 2040

$15,817,141	Total lease payments, excluding buydown of NSR royalty of 5%

ii)	Black Butte Copper 2011 Leases

During the year ended September 30, 2011, the Company, through its subsidiary, staked additional 286 claims on federal lands and entered into mining lease agreements.

The additional mining lease agreements were entered under similar terms as the Black Butte Agreements as described above. The Company was granted the sole and exclusive use and occupancy of any part of the property that is necessary for exploration and mining activities for an initial term of 30 years, which can be extended by the Company for additional periods of 10 years by giving prior notice within the time specified in the agreements. The additional Black Butte Agreements provide for prior to commercial production, advance minimum royalty payments to be paid to the lessors, in total of US$1,250,000 in cash (schedule Payments 2), and a NSR royalty of 5% after commencement of commercial production, if any. At any time after completion of a feasibility study, the Company has the right to buydown the maximum 5% NSR to 2% by making payments to the lessors in total of US$5,000,000.

The following is a schedule of payments, translated to Canadian dollars, as at June 30, 2017:

Payments 2

$192,467	Total paid from June 10, 2011 to June 10, 2017
77,862	On June 10, 2018, and on June 10, 2019 ($38,931 each year)
136,260	On June 10, 2020, on June 10, 2021, and on June 10, 2022 ($45,420 each year)
155,724	On June 10, 2023, on June 10, 2024, and on June 10, 2025 ($51,908 each year)
1,038,160	$64,885 annually on June 10 from 2026 to 2041

$1,600,473	Total lease payments, excluding buydown of NSR royalty of 5%

iii)	Lease and Water Use Agreement

On October 15, 2015, the Company, through TMI, entered into a Lease and Water Use Agreement to lease the water rights to certain locations in Meagher County, Montana for a term of 30 years. The Company shall pay the owner the sum of US$20,000 per year, increasing to US$100,000 year upon actual mining and production of minerals at the Black Butte Copper property.

During the twelve months ended June 30, 2017, the Company paid the first anniversary payment of $26,853 (Nine months ended June 30, 2016: $25,694).

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

8.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	June 30, 2017	June 30, 2016
Trade payables	$242,652	$231,590
Accrued liabilities and other	213,676	389,788
	$456,328	$621,378

9.	SHARE CAPITAL

a)	Authorized: The Company is authorized to issue an unlimited number of common shares without par value.

b)	Issued and outstanding 323,538,342 (June 30, 2016: 222,492,510) common shares. See Consolidated Statements of Changes in Equity for details.

On September 12, 2014, the Company completed a non-brokered private placement. The Company sold 80 million units at a price of $0.20 per unit, for gross proceeds of $16 million. Each unit comprised of one common share of the Company and one common share purchase warrant (Class A Warrants, Class B Warrants and Class C Warrants), as presented below. In connection with the private placement, the Company incurred share issuance costs of $149,713, resulting in the net proceeds of $15.85 million, of which $10.3 million is allocated to the value of the common shares and $5.6 million is allocated to the value of the warrants. All shares are subject to a four month hold period, which expired on January 13, 2015.

On October 18, 2016, the Company completed rights offering and issued 101,045,832 common shares for gross proceeds of $6.1 million. Nine rights entitled the holder to subscribe for one common share of the Company upon payment of the subscription price of $0.06 per share. The Company incurred share issuance costs of $114,546, resulting in the net proceeds of $5.9 million.

The Company’s two largest shareholders, Sandfire BC Holdings Inc. ("Sandfire B.C.") and Electrum Global Holdings L.P ("Electrum" and together with Sandfire B.C., the "Purchasers"), together with certain of their affiliates, fully exercised their respective basic subscription privileges to purchase their pro rata share of the common shares offered in the rights offering, being an aggregate of 90,202,799 common shares. 96,943,835 of the shares issued in the rights offering were distributed under basic subscription privileges (of which 94,303,594 were issued to insiders, including the Purchasers). 4,101,997 of the shares issued in the rights offering were distributed under additional subscription privileges (all of which were issued to non-insiders). To the knowledge of the Company, no person became an insider as a result of the rights offering.

Warrants

Exercise	Balance at				Balance at
Price	July 1, 2016	Issued	Exercised	Expired	June 30, 2017	Expiry Date

$0.28[1]	20,000,000	-	-	(20,000,000)	-	September 12, 2016
$0.32[2]	20,000,000	-	-	-	20,000,000	September 12, 2017
$0.40[3]	40,000,000	-	-	-	40,000,000	September 12, 2019
	80,000,000	-	-	(20,000,000)	60,000,000
[1] Class A Warrants
[2] Class B Warrants
[3] Class C Warrants

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

9.	SHARE CAPITAL (continued)

Warrants (continued)

	Balance at
Exercise	October 1,				Balance at
Price	2015	Issued	Exercised	Expired	June 30, 2016	Expiry Date

$0.28[1]	20,000,000	-	-	-	20,000,000	September 12, 2016
$0.32[2]	20,000,000	-	-	-	20,000,000	September 12, 2017
$0.40[3]	40,000,000	-	-	-	40,000,000	September 12, 2019
	80,000,000	-	-	-	80,000,000
[1] Class A Warrants
[2] Class B Warrants
[3] Class C Warrants

On September 12, 2016, 20,000,000 Class A warrants expired unexercised. The expiry of these warrants generated a capital gain and the Company recorded a $2,600 tax charge in equity which has been offset by a deferred tax recovery in the consolidated statement of loss and other comprehensive loss.

10.	STOCK OPTION PLAN AND SHARE-BASED PAYMENTS

The Company adopted a rolling stock option plan (the “Plan”) to grant options to directors, senior officers, employees, independent contractors and consultants of the Company. The Plan reserves for issuance up to 10% of the issued and outstanding share capital of the Company from time to time, and provides that it is solely within the discretion of the Board or, if the Board so elects, by a committee consisting of not less than two of its members appointed by the Board, to determine who should receive options and in what amounts. Options granted under the Plan are for a term not to exceed 10 years from the date of their grant and are exercisable at a price not less than the discounted market price (which is the market price less a discount of 25% for a closing price of up to $0.50, a discount of 20% for a closing price of $0.51 to $2.00, and a discount of 15% for a closing price above $2.00, subject to a minimum of $0.10) .

On December 15, 2014, the Company granted to directors, officers, and employees a total of 2,760,000 stock options under the Company’s Stock Option Plan. The options have a five year term and are exercisable at a price of $0.15 per share, and vest 1/3 one year after date of grant, 1/3 two years after date of grant and the remaining 1/3 three years after date of grant. The Company’s closing share price on December 15, 2014 was $0.095.

On June 14, 2016, the Company granted to the new President and Chief Executive Officer a total of 1,000,000 stock options under the Company’s Stock Option Plan. The options have a five year term and are exercisable at a price of $0.08 per share with the first 333,000 options vesting six months after the date of grant; 333,000 options vesting eighteen months after the date of grant; and the remaining 334,000 options vesting thirty months after the date of grant. The Company’s closing share price on June 14, 2016 was $0.10.

On December 15, 2016, the Company granted to directors, officers, and employees a total of 3,350,000 stock options under the Company’s Stock Option Plan. The options have a five year term and are exercisable at a price of $0.06 per share, and vest 1/3 one year after date of grant, 1/3 two years after date of grant and the remaining 1/3 three years after date of grant. The Company’s closing share price on December 15, 2016 was $0.06.

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

10.	STOCK OPTION PLAN AND SHARE-BASED PAYMENTS (continued)

Stock option transactions are summarized as follows:

	Number of	Weighted average
	options	exercise price
Balance, October 1, 2015	16,326,999	$0.35
Granted	1,000,000	$0.08
Forfeited	(26,667)	$0.15
Expired	(2,189,999)	$0.90
Balance, June 30, 2016	15,110,333	$0.24
Granted	3,350,000	$0.06
Forfeited	(266,667)	$0.15
Expired	(3,385,666)	$0.38
Balance, June 30, 2017	14,808,000	$0.17

The following table summarizes stock options outstanding and exercisable at June 30, 2017:

	Options Outstanding			Options Exercisable

		Weighted Average	Weighted		Weighted
Exercise	Number of	Remaining Contractual	Average Exercise	Number	Average Exercise
Price ($)	Options	Life (years)	Price ($)	Exercisable	Price ($)
0.060	3,350,000	4.46	0.060	-	-
0.080	1,000,000	3.96	0.080	333,000	0.080
0.150	2,320,000	2.45	0.150	1,813,329	0.150
0.165	2,000,000	2.20	0.165	2,000,000	0.165
0.170	750,000	1.47	0.170	750,000	0.170
0.220	2,000,000	2.20	0.220	2,000,000	0.220
0.300	3,388,000	0.32	0.300	3,388,000	0.300
	14,808,000	2.40	0.172	10,284,329	0.215

The fair value of stock options granted during twelve months ended June 30, 2017 has been estimated using the Black Scholes model. For purposes of the calculation, the following assumptions were used under the Black Scholes option pricing model:

	June 30, 2017	June 30, 2016

Risk free interest rate	1.22%	0.57%
Expected dividend yield	0%	0%
Expected stock price volatility	144%	141%
Expected life of options	5 years	5 years

For the purpose of recognizing share-based payment expense, the Company estimates forfeiture rate of 3.55% based on prior experience (2016: 2.97%) . The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may not necessarily be the actual outcome.

Stock options outstanding at June 30, 2017 will expire between October 23, 2017 and December 15, 2021.

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

11.	RELATED PARTY TRANSACTIONS AND BALANCES

The following key management personnel compensation and related party transactions took place during the financial year:

	June 30, 2017	June 30, 2016

Short-term benefits	$1,590,301	$1,046,142
Share-based payments	116,650	45,844
Professional fees paid to BridgeMark
Financial Corp.	14,280	-
Total remuneration	$1,721,231	$1,091,986

The remuneration of directors and other members of key management is included in short-term benefits and share-based payments.

BridgeMark Financial Corp. is a company owned by the officer of the Company.

12.	INCOME TAXES

a)	The Company’s income tax expense is as follows:

	June 30, 2017	June 30, 2016
Current income tax expense	$-	$41,741
Deferred income tax benefit	(2,600)	(41,741)
	$(2,600)	$-

b)	Deferred income tax assets have been recognized in respect of the following:

	June 30, 2017	June 30, 2016
Non-capital losses	$1,551	$-
Property, plant and equipment	(1,551)	-
Unpaid interest accrued	-	41,741
	$-	$41,741

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

12.	INCOME TAXES (continued)

c)	Income tax

Income tax differs from the amount that would result from applying the combined Canadian federal and provincial income tax rates due to the following:

	June 30, 2017	June 30, 2016

Loss before income tax	$(6,454,349)	$(4,704,896)
Canadian statutory income tax rate	26.00%	26.00%
Income tax recovery at statutory rate	$(1,67,8131)	$(1,223,273)

Effect of income taxes of:
Permanent differences	9,809	13,403
Changes in income tax rate and different foreign statutory tax rates	(799,896)	(598,395)
Tax effect of tax losses and temporary differences not recognized	941,361	1,596,180
Change in estimate and others	1,524,257	212,085
Income tax recovery	$(2,600)	$-

d)	Unrecognized deductible temporary differences

As at June 30, 2017, the Company had the following deductible temporary differences for which deferred tax assets have not been recognized, because it is not probable that future profit will be available against which these temporary differences may be applied.

	June 30, 2017	June 30, 2016
Non-capital loss carry-forwards	$5,896,992	$2,795,874
Resource property	49,374,735	48,002,555
Share issuance costs	129,125	67,432
Other	808,956	869,145
Total unrecognized deferred tax assets	$56,209,808	$51,735,006

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

12.	INCOME TAXES (continued)

As at June 30, 2017, the Company and its subsidiaries have non-capital losses carried forward of approximately $5,903,000 (2016: $2,795,000) available to reduce taxable income in future years, expiring as follows:

Expiry of Tax Losses	US	Canada	2017
2028	$7,000	$-	$7,000
2029	353,000	-	353,000
2030	35,000	-	35,000
2031	194,000	-	194,000
2032	157,000	-	157,000
2033	480,000	-	480,000
2034	792,000	-	792,000
2035	153,000	-	153,000
2036	1,000,000	75,000	1,075,000
2037	2,151,000	506,000	2,657,000
Non-capital losses	$5,322,000	$581,000	$5,903,000

The above US loss carry-forwards are available to offset against future taxable income; however future use of U.S. loss carry-forwards is subject to certain limitations under provisions of the Internal Revenue Code including limitations subject to Section 382, which relates to a 50% change in control over a three-year period, and are further dependent upon the Company attaining profitable operations.

e)

The temporary differences associated with investments in and loans to the Company’s subsidiaries for which a deferred tax liability has not been recognized in the year aggregate to $46,696,774 (2016: $46,429,353). The Company has determined that the temporary differences associated with its investment in its subsidiaries will not reverse in the foreseeable future.

13.	SEGMENT INFORMATION

The Company's operations are limited to a single industry segment being the acquisition, exploration and development of resource properties. The resource properties are located in the State of Montana in the United States.

As at June 30, 2017

	Canada	United States	Total
Other Assets	$1,022,135	$847,092	$1,869,227
Resource properties	-	4,175,210	4,175,210
Total Assets	$1,022,135	$5,022,302	$6,044,437
Total Liabilities	$95,714	$360,614	$456,328

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

13.	SEGMENT INFORMATION (continued)

As at June 30, 2016

	Canada	United States	Total
Other Assets	$751,288	$2,269,467	$3,020,755
Resource properties	-	3,414,981	3,414,981
Total Assets	$751,288	$5,684,448	$6,435,736
Total Liabilities	$147,343	$515,776	$663,119

	Canada	United States	Total

Loss before income tax for twelve
months ended June 30, 2017	$(470,973)	$(5,797,746)	$(6,454,349)
Loss before income tax for nine
months ended June 30, 2016	$(996,075)	$(3,708,821)	$(4,704,896)

14.	COMMITMENTS

a)

In August 2015, the Company entered into a sublease agreement for office premises at a rate of $1,400 per month. The agreement expired on August 31, 2016 and was renewed on a month-to month basis. On December 31, 2016, the Company terminated the month-to-month lease agreement.

b)	The Company has commitments to incur resources property payments as disclosed in Note 7. The following is a schedule of payments, translated to Canadian dollars as at June 30, 2017:

Due within one year	$611,587
2 to 5 years	2,465,815
More than 5 years	12,178,164
Total	$15,255,566

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

15.	MANAGEMENT OF CAPITAL

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue the sourcing and exploration of its resource properties. The Company does not have any externally imposed capital requirements to which it is subject to.

As at June 30, 2017, the Company had capital resources consisting of cash and cash equivalents and amounts receivable. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares or adjust the amount of cash.

The Company’s investment policy is to invest its cash in investment instruments in high credit quality financial institutions with terms to maturity selected with regards to the expected time of expenditures from operations.

Refer to Note 1 going concern disclosure.

16.	FINANCIAL INSTRUMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy has three levels to classify the inputs to valuation techniques used to measure fair value.

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2 - other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and
Level 3 inputs are for the asset or liabilities that are not based on observable market data (unobservable inputs).

As at June 30, 2017, the carrying value of cash and cash equivalents, amounts receivable and accounts payable approximates their fair value due to their short terms to maturity. The Company’s financial assets and liabilities are classified as Level 1.

Liquidity Risk

The Company manages liquidity risk by maintaining an adequate cash balance. The Company continuously monitors and reviews both actual and forecasted cash flows, and also matches the maturity profile of financial assets and liabilities.

Interest Rate Risk

The Company’s cash and cash equivalents are subject to interest rate price risk. The Company’s interest rate risk management policy for cash and cash equivalents is to purchase highly liquid investments with a term to maturity of three months or less on the date of purchase. The Company does not engage in any hedging activity. The Company earned $6,001 in interest income during twelve months ended June 30, 2017.

Credit Risk

The Company maintains substantially all of its cash with major financial institutions. Deposits held with these institutions may exceed the amount of insurance provided on such deposits.

TINTINA RESOURCES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR TWELVE MONTHS ENDED JUNE 30, 2017 AND NINE MONTHS ENDED JUNE 30, 2016
(Expressed in Canadian Dollars)

16.	FINANCIAL INSTRUMENTS (continued)

Commodity Price Risk

The Company is exposed to price risk with respect to commodity prices. The Company’s ability to raise capital to fund exploration and development activities may be subject to risks associated with fluctuations in the market price of commodities.

Foreign Currency Risk

As the Company operates on an international basis, currency risk exposures arise from transactions and balances denominated in foreign currencies. The Company’s foreign exchange risk arises primarily with respect to the U.S. dollar. A significant portion of the Company’s cash and cash equivalents, accounts payable, and expenses are denominated in U.S. dollars. Fluctuations in the exchange rates between these currencies and the Canadian dollar could have a material effect on the Company’s business, financial condition and results of operations. The Company does not engage in any hedging activity.

There have been no changes in the Company’s objectives and policies for managing the above mentioned risks and there has been no significant change in the Company’s exposure to each risk during twelve months ended June 30, 2017.

The Company is exposed to currency risk through following assets and liabilities denominated in U.S. dollars:

	June 30, 2017	June 30, 2016
Cash and cash equivalent	$1,178,352	$2,093,310
Accounts payable and accrued liabilities	(314,128)	(494,946)
Total	$864,224	$1,598,364

Based on the above net exposure as at June 30, 2017, a 10% change in U.S. dollar against Canadian dollar would result in a $0.1 million (2016: $0.2 million) decrease or increase in the Company's net loss.

17.	SUBSEQUENT EVENT

On July 28, 2017, Sandfire announced that Sandfire has agreed to purchase, through its wholly-owned subsidiary Sandfire BC, 54,632,580 common shares of the Company from Electrum and a related company, at a price per share of $0.1305. These shares represent 16.9% of the Company’s currently outstanding common shares. Upon completion the purchase of the shares, Sandfire will beneficially own and controls 252,567,838 common shares (78.1% of the issued and outstanding common shares) and warrants to purchase an additional 60,000,000 common shares, which warrants, if exercised in full, Sandfire would have beneficail ownerhsip and control over 81.5% (312,567,838) of the Company’s then issued and outstanding common shares calculated on a partially diluted basis and based on the currently outstanding the Company’s common shares.

On August 24, 2017, Tintina Montana Inc., and Tintina Resources Inc. as guarantor, entered into a US$ 1 million Bridge Loan Agreement (“the loan”) for short-term funding of day to day operations. Interest on the loan is set at 5% per annum and interest is payable on the last day of each calendar month. Repayment of the loan will be at the earlier of (i) August 24, 2018 or (ii) 7 days after Tintina Resources Inc. completes an equity financing with gross proceeds of at least US$ 5million.